Exhibit 3.1(c)

RESTATED CERTIFICATE

OF

INCORPORATION

OF

SEMILEDS CORPORATION

(Originally incorporated on January 4, 2005)

ARTICLE I

The name of this corporation is SemiLEDs Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law Delaware (the “DGCL”).

ARTICLE IV

Immediately upon the filing of this Restated Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of Class A Common Stock outstanding immediately prior to the Effective Time (the “Old Common Stock”), automatically and without any action on the part of the holder thereof, shall be reclassified as and converted into one (1) share of Common Stock.  Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificate,” whether one or more) representing the number of shares of Common Stock into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Time, Old Certificates shall represent only a right to receive New Certificates pursuant to the provisions hereof

(A)       The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 32,142,857 shares, consisting of 32,142,857 shares of

Common Stock, par value $0.0000056 per share, and no shares of Preferred Stock, par value $0.0000056 per share.

(B)        The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(C)        Unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation or the resolution originally fixing the number of shares of any such series, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, by filing a certificate pursuant to the applicable law of the State of Delaware.  If the number of shares of any series is so decreased, then the shares so specified in the certificate shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(D)             Except as otherwise provided by law, each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.  For the purposes of this Restated Certificate of Incorporation, “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by the stockholders), and directors so chosen shall serve until such director’s successor shall have been duly elected and qualified.  No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VII

In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held.  No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in this Restated Certificate of Incorporation, including this Article IX, may not be amended or repealed in any respect unless such amendment or repeal is approved by the affirmative vote of the record holders of at least a majority of the total voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE X

(A)       Notwithstanding any other provision of the Bylaws or any provision of law which might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Bylaws or any Preferred Stock Designation, the Bylaws may be altered, amended or repealed or new Bylaws adopted by the affirmative vote of the record holders of at least a majority of the total voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal Bylaws; provided, however, that no amendment or repeal of the Bylaws which is adopted by the Board of Directors shall vary or conflict with any amendment or repeal of the Bylaws validly adopted by the stockholders unless the Board of Directors takes such action in the good faith exercise of its fiduciary duties.

(B)        The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(C)        Special meetings of the stockholders of the Corporation may be called by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and special meetings may not be called by other person or persons; provided, however, that special meetings of the stockholders of the Corporation may be called by the Secretary of the Corporation following his or her receipt at the principal executive offices of the Corporation of one or more written demands to call a special meeting of the stockholders submitted by or on behalf of the record holder or holders of at least twenty five percent (25%) of the total voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the Board of Directors (the “Requisite Percentage”); provided, further, that such stockholder demand or demands shall have been submitted in accordance with and in the form required by this paragraph (C) of Article X and the Bylaws.  Special meetings of the stockholders of the Corporation (including those called by the Secretary following receipt of a written demand or demands from stockholders holding the Requisite Percentage) shall be held on such date, at such time, and at such place, if any, as shall be designated by the Board of Directors and stated in the Corporation’s notice of meeting. In the case of a special meeting called by the Secretary following receipt of a written demand or demands from stockholders holding the Requisite Percentage, the date of such special meeting, as fixed by the Board of Directors in accordance with this paragraph (C) of Article X, shall not be fewer than thirty (30) days nor more than ninety (90) days (the “Outside Date”) after the date a demand or demands by stockholders holding the Requisite Percentage have been received by the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with this paragraph (C) of Article X.  To be in proper form, a demand or demands from stockholders holding the Requisite Percentage shall include the information, documents and instruments specified in the Bylaws. The Board of Directors may postpone or reschedule any previously scheduled special meeting; provided, however, that the Board of Directors may not reschedule a special meeting called in response to a written demand or demands to call such meeting received by the Secretary from stockholders holding the Requisite Percentage nor may the Board of Directors postpone such meeting beyond the Outside Date.  Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation the (i) provisos set forth in the first sentence of this paragraph (C) of Article X and (ii) second, third and fourth sentences of this paragraph (C) of Article X and the proviso set forth in the fifth sentence of this paragraph (C) of Article X, as well as any comparable provisions in the Bylaws, will expire and have no further force or effect, without any action on the part of the stockholders or Board of Directors of the Corporation, at and from and after such time as Simplot Taiwan, Inc. beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended or any successor to such rule) less than twenty five percent (25%) of the total voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of the Board of Directors.

(D)        Advance notice of stockholder nominations for the election of directors or of business to be brought by the stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

(A)       To the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a corporation’s directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B)        Any repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XIII

The Corporation shall have the power to indemnify and/or advance expenses to any person to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, has been executed by its duly authorized officer this      day of                     , 201  .

SEMILEDS CORPORATION

By:
Name: Trung Tri Doan
Title: Chief Executive Officer